Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-514-0115

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC.

REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2007

CANTON, MA, (March 25, 2008) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Big & Tall, B&T Factory Direct, Living XL and Shoes XL, announced today its operating results for the fourth quarter and fiscal year ended February 2, 2008 (“fiscal 2007”).

Comparable sales for the fourth quarter of fiscal 2007 decreased 0.3% when compared to the same 13 week period of the prior year’s fourth quarter and for fiscal 2007 increased 2.0% when compared to the same 52-week period of fiscal 2006.

Overall, total sales for the 13-week fourth quarter of fiscal 2007 decreased 7.5% to $133.9 million from $144.7 million for the 14-week fourth quarter of fiscal 2006. The additional week in fiscal 2006 generated sales of approximately $6.7 million. For the 52 weeks in fiscal 2007, total sales decreased $1.3 million, or less than 1%, to $464.1 million from $465.4 million for the 53 weeks in fiscal 2006.

Income from continuing operations for the fourth quarter of fiscal 2007 was $1.3 million, or $0.03 per diluted share, compared to $8.4 million, or $0.19 per diluted share, for the fourth quarter of fiscal 2006, after excluding a tax benefit of $30.5 million, or $0.64 per diluted share, (as described in the non-GAAP table below) related to the reversal of the Company’s valuation allowance against its deferred tax assets.

Primary factors which resulted in the earnings decrease in the fourth quarter of fiscal 2007 include:

•	a sales loss from expected levels of $10 million due to a drop in customer traffic of 7.5%, which impacted operating earnings by approximately $5.5 million, or $0.07 per diluted share;

•

an acceleration of writing off and clearing Rochester merchandise product which is no longer relevant to its updated merchandise strategy, together with other related inventory adjustments, for an aggregate inventory write-down of approximately $6.1 million, or $0.08 per diluted share;

•

accelerated promotional discounts to minimize excess seasonal inventory levels which eroded gross margins by 140 basis points from expected levels during the quarter, impacting operating earnings by $2.0 million, or $0.03 per diluted share; and,

•	nonrecurring SG&A expenses of approximately $2.5 million, or $0.04 per diluted share, for certain professional fees and excess distribution expenses associated with the start-up of new systems.

Overall, net income, on a GAAP basis, was $0.6 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2007 as compared to $38.7 million, or $0.83 per diluted share, for the fourth quarter of fiscal 2006. For fiscal 2007, net income was $0.4 million, or $0.01 per diluted share, as compared to $42.6 million, or $0.98 per diluted share, for fiscal 2006. Included in the fiscal 2007 results is a loss from discontinued operations of $0.08 per diluted share related to the closure and sale of the Jared M. business. Also, included in the fiscal 2006 results is a tax benefit of $30.5 million, or $0.64 per diluted share, related to the reversal of the Company’s valuation allowance against its deferred tax assets.

“During the most recent quarter, the environment for men’s apparel was extremely challenging and Casual Male was affected by a reduction in store traffic of 7.5%,” said David Levin, President and CEO of Casual Male. “On a positive note, the other key sales metrics, such as customer conversion and average ticket, were very positive, suggesting to us that when our guests are coming to our stores, they are encountering a very positive shopping experience.”

2008 Guidance and Highlights

In light of current economic conditions, for fiscal 2008, the Company anticipates its business to continue with growth trends similar to the fourth quarter and, as a result, expects comparable sales from its core businesses of between flat to -2.0%, and total sales between $470 and $480 million. With an expected increase in gross margins of 50 to 75 basis points, and SG&A expense levels of approximately $180 million, the Company is expecting 2008 earnings per share of approximately $0.25 to $0.30 per diluted share. The Company expects to produce free cash flow of $35 to $40 million and the Company’s liquidity needs are supported by its recently extended $110 million revolving credit facility expiring in 2011.

Some of the key initiatives supporting these expectations include:

•

intensifying the Company’s goal of improving market share by increasing its marketing spend to almost 8% of sales, up from just over 7% in 2007. This increase will support the mass media marketing campaign which is planned for the second quarter of 2008, without compromising its traditional direct mail campaigns;

•	an anticipated reduction in capital expenditures by almost half from 2007 levels to between $11-$12 million and a planned reduction in average inventory levels by over 10% by the end of the year;

•

further refinements to its customer service by improving store assortments tailored to each market place and providing better sales training and development tools to its sales associates to enhance its customer experience; and

•

continuing to grow its direct businesses, including Living XL, Shoes XL and B&T Factory Direct, and launching its primary brands, Casual Male XL and Rochester, on web sites in the European Union in the third quarter of 2008.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2007 earnings results. The conference call will broadcast live today, Tuesday, March 25, 2008 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to earnings of $0.19 per diluted share for the fourth quarter of fiscal 2006. These results exclude the tax benefit realized in fiscal 2006 as a result of the reversal of the Company’s valuation allowance against its deferred tax assets. This adjustment is a non-GAAP measure. The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s performance, especially when comparing such results to previous periods or forecasts. However, this non-GAAP financial measure included in this press release is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of income from continuing operations, on a GAAP basis, for the fourth quarter of fiscal 2006 to the non-GAAP measure referred to above.

	For the three months ended: 2/3/2007
(in millions, except for earnings per share(EPS) amounts)		Diluted EPS(1)
Income from continuing operations, on a GAAP basis	$38.9	$0.83
-Deduct tax benefit related to the valuation allowance reversal	(30.5)	(0.64)

Adjusted income from continuing operations	$8.4	$0.19

Weighted average shares outstanding–diluted (1)	47.5

(1)	For the fourth quarter of fiscal 2006, the calculation of earnings per share, on a dilutive basis, include the add-back of the related interest costs, on an after tax basis, where applicable, associated with the convertible notes of $0.6 million.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and London, England, operates 462 Casual Male XL retail and outlet stores, 26 Rochester Big & Tall stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding operating results for fiscal 2008, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on April 2, 2007, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the twelve months ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007
Sales	$133,871	$144,706	$464,128	$465,393
Cost of goods sold including occupancy	77,882	75,359	258,155	253,756

Gross profit	55,989	69,347	205,973	211,637

Expenses:
Selling, general and administrative	47,836	48,301	178,055	168,824
Provision for employment contract termination	—	—	—	1,200
Depreciation and amortization	4,720	4,743	17,408	15,057

Total expenses	52,556	53,044	195,463	185,081

Operating income	3,433	16,303	10,510	26,556

Other income (expense), net	127	—	502	1,112
Interest expense, net	(1,183)	(1,374)	(4,314)	(5,466)

Income from continuing operations before income taxes	2,377	14,929	6,698	22,202

Provision (benefit) for income taxes	1,044	(23,965)	2,772	(21,100)

Income from continuing operations	1,333	38,894	3,926	43,302

Loss from discontinued operations, net of taxes	$(695)	$(206)	$(3,512)	(670)

Net income	$638	$38,688	$414	$42,632

Net income per share—basic
Income from continuing operations	$0.03	$1.05	$0.09	$1.23
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.08)	$(0.02)

Net income	$0.02	$1.05	$0.01	$1.21

Net income per share—diluted
Income from continuing operations	$0.03	$0.83	$0.09	$0.99
Loss from discontinued operations	$(0.02)	$(0.00)	$(0.08)	$(0.01)

Net income	$0.02	$0.83	$0.01	$0.98

Weighted-average number of common shares outstanding:
Basic	41,359	36,977	41,707	35,276
Diluted	41,921	47,465	43,229	46,457

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

February 2, 2008 and February 3, 2007

(In thousands)

	February 2, 2008	February 3, 2007
ASSETS

Cash and investments	$5,293	$5,325
Inventories	117,787	114,535
Other current assets	12,904	14,966
Deferred taxes	30,029	28,281
Property and equipment, net	62,156	59,063
Goodwill and other intangibles	95,851	96,170
Other assets	1,341	2,096

Total assets	$325,361	$320,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$63,615	$66,018
Deferred gain on sale-leaseback	26,377	27,843
Notes payable	40,978	8,529
Long-term debt, net of current portion	12,450	—
Stockholders’ equity	181,941	218,046

Total liabilities and stockholders’ equity	$325,361	$320,436